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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2006

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16797	54-2049910
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

5673 Airport Road, Roanoke, Virginia	24012
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (540) 362-4911

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

Executive Employment Agreements

In order to ensure that the company will be well-positioned to retain the services of certain of its key employees, the Board of Directors of Advance Auto Parts, Inc. (“Advance Auto”), authorized Advance Auto and Advance Stores Company, Incorporated (“Advance Stores”), a wholly owned subsidiary of Advance Auto (Advance Auto and Advance Stores collectively referred to as the “Company”), to enter into employment agreements with the Company’s executive officers who currently comprise management’s Executive Committee. Accordingly, on March 31, 2006, the Company entered into an Employment Agreement (“Agreement”) with each of the following executive officers of the Company: Michael N. Coppola, President and Chief Executive Officer; Paul W. Klasing, Executive Vice President, Stores; Michael O. Moore, Executive Vice President, Chief Financial Officer; David B. Mueller, Executive Vice President, Merchandising and Marketing; Elwyn G. Murray III, Executive Vice President, Administration; Jimmie L. Wade, Executive Vice President, Business Development; and Keith A. Oreson, Senior Vice President, Human Resources (who are referred to individually as “Executive”).

The initial term of the Agreement is one year and will renew automatically for an additional one year term on each subsequent annual anniversary unless notice of non-renewal is provided by the Company or the Executive. During the term of the Agreement, the Executive will continue to be employed by the Company in his current position with his current salary and bonus opportunity, subject to review and adjustment by the Compensation Committee of Advance Auto’s Board of Directors. The Executive is also eligible to participate in the retirement and employee benefit plans of the Company that are generally available to senior executives of the Company consistent with the terms of the respective plans. The Agreement contains a prohibition on disclosure of non-public information regarding the Company and provides for non-competition, including a prohibition against recruiting or hiring employees of the Company, during the Executive’s employment by the Company and for a one-year period thereafter.

In addition to benefits provided in accordance with the terms of the Company’s benefit programs and plans in effect at the time of the Executive’s termination of employment, the Agreement provides for the following payments to the Executive upon termination of employment by the Company other than for due cause, death or disability, or upon constructive termination of employment by the Company without due cause as defined in the Agreement:

- payment of an amount equal to one year of the Executive’s annual base salary in effect immediately prior to such termination;

- payment of an amount equal to a pro rata portion of any bonus that would have been payable to the Executive with respect to the period prior to termination of employment so long as the criteria for such bonus other than continued employment are satisfied;

- payment of an amount equivalent to the value of unused vacation time that has been earned by the Executive prior to the termination of employment; and

- payment of the normal employer portion of the premium cost for the Executive to receive any group health coverage that the Company provides under COBRA for one year following the termination of employment.

In the event of the death of the Executive during the term of the Agreement, his employment will terminate immediately and a lump sum amount equal to his annual salary will be paid to his designated beneficiary or estate. In the event of termination of employment due to Disability as defined in the Agreement, the Company will pay the Executive an amount equivalent to thirty percent of his base salary for a one year period.

The above description of the Agreement is qualified in its entirety by the full text of the form of the Agreement, which is filed as Exhibit 10.37 to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

The Agreement described in item 1.01 above supersedes the prior employment and non-competition agreements between the Company and Mr. Klasing and Mr. Wade, respectively, which were scheduled to expire on April 15, 2006. A form of the prior agreements that were entered into on April 15, 1998, was filed on June 4, 1998, as exhibit 10.18 to the Registration statement on Form S-4 of Advance Stores Company, Incorporated.

The Agreement described in item 1.01 above supersedes the executive compensation arrangements of Messrs. Coppola, Moore, Mueller, Murray, and Oreson, who were formerly at-will employees of the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibit
Number

10.37
Form of Employment Agreement among Advance Auto Parts, Inc., Advance Stores Company, Incorporated and Michael N. Coppola, Paul W. Klasing, Michael O. Moore, David B. Mueller, Elwyn G. Murray III, Jimmie L. Wade, and Keith A. Oreson.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AUTO PARTS, INC.
(Registrant)

Date: April 6, 2006	/s/ Michael O. Moore
(Signature)*
Michael O. Moore
Executive Vice President, Chief Financial Officer

* Print name and title of the signing officer under his signature.

EXHIBIT INDEX

Exhibit
Number

10.37
Form of Employment Agreement among Advance Auto Parts, Inc., Advance Stores Company, Incorporated and Michael N. Coppola, Paul W. Klasing, Michael O. Moore, David B. Mueller, Elwyn G. Murray III, Jimmie L. Wade, and Keith A. Oreson.